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                                                                   EXHIBIT 10.14

[CALLIDUS SOFTWARE LETTERHEAD]

August 30, 2002

Mr. Ron J. Fior
341 Arlington Road
Redwood City, California 94062

Dear Ron:

I am pleased to offer you the position of Vice President Finance and Chief Financial Officer reporting to me on or before September 16, 2002.

Your starting salary will be $16,667 per month, subject to periodic review. Additionally, you will participate in an incentive compensation plan based upon the attainment of certain goals and objectives to be established by the Company. Your target incentive earnings under this plan will be $50,000 per year which for the year ending December 31, 2002 will consist of quarterly bonuses of $10,000 per quarter and a $10,000 annual bonus. During the quarter ending December 31, 2002 the Company agrees to pay you the full $10,000 quarterly bonus in recognition of your service during that quarter.

As a further incentive I will recommend to, the Board of Directors that you be granted an option to purchase 275,000 shares of Callidus Software, Inc. common stock subject to the vesting schedule and terms and conditions of the Company's stock plan with the added modification that the Company agrees to waive the provisions of a first year cliff vesting on the initial grant and agrees that all shares of the initial grant shall vest on a 1/48th basis effective the date of the grant.

In the event the company is acquired the Company will agree to forward vest 50% of your outstanding options granted to you at that time. Additionally, the company will extend to you a loan to purchase the shares as of the date of grant per the terms and conditions as generally offered to other members of the executive staff of Callidus Software.

In lieu of your position Callidus agrees to extend to you six months of severance pay equal to your base salary plus benefits in the event you are terminated for reasons other than cause. You will be provided 15 days of annual vacation as well as all other benefits normally provided by Callidus Software.

The Company is an "at will" employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause. By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment.

In accordance with Callidus' standard policy, this offer is contingent upon your completing and executing the agreement regarding Employment, Confidential Information, Invention Assignment and Arbitration Agreement ("Invention Agreement") and upon your providing the Company with the legally required proof of your identity.
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Ron, on behalf of myself, the management team and the board of directors of
Callidus Software, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both copies and return one original to me no later than Tuesday September 3, 2002.

Very truly yours,

/s/ Reed D. Taussig
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Reed D. Taussig
President and CEO

Accepted: /s/ Ron Fior
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          Ron Fior

Date:     Sept 16, 2002

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